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                                                                     EXHIBIT 5.1

                                November 26, 2002

Sontra Medical Corporation
58 Charles Street
Cambridge, MA 02141

         Re: Registration Statement on Form S-8 Relating to Sontra Medical Corporation 401(k) Retirement Plan (the "Plan")

Dear Sir or Madam:

         Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by Sontra Medical Corporation (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 relating to an aggregate of 500,000 additional shares of Common Stock, par value $0.01 per share, of the Company issuable pursuant to the Plan (the "Shares").

         We have examined, are familiar with, and have relied as to factual matters solely upon, a copy of the Plan, the Company's Articles of Incorporation, as amended, the Company's By-Laws, the minute books and stock records of the Company, and originals or certified copies of such other certificates, documents, records and materials as we have deemed necessary for the purpose of rendering this opinion.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                            Very truly yours,

                                            /s/ TESTA HURWITZ & THIBEAULT, LLP

                                            TESTA HURWITZ & THIBEAULT, LLP